                                                                    EXHIBIT 99.1

            [SYKES ENTERPRISES, INCORPORATED NEWS RELEASE LETTERHEAD]

                            n e w s    r e l e a s e


FOR IMMEDIATE RELEASE                                             JULY 28, 2003

                 SYKES ENTERPRISES, INCORPORATED REPORTS SECOND
                         QUARTER 2003 FINANCIAL RESULTS


- Revenues totaled $118.9 million; net income reached $2.6 million, or $0.06 per diluted share

- Strong financial position; no outstanding debt and $75.4 million in cash & cash equivalents

- Global expansion continues with over 700 offshore customer care seats added and an additional 2,000 seats expected by year-end throughout Costa Rica, India and the Philippines


TAMPA, FL -- JULY 28, 2003 - Sykes Enterprises, Incorporated ("Sykes" or the "Company") (NASDAQ: SYKE), a global leader in providing outsourced customer management solutions and services, today announced financial results for the second quarter of 2003, exceeding the Company's targeted range. For the three months ended June 30, 2003, net income totaled $2.6 million, or $0.06 per diluted share, an increase from a breakeven position in the sequential first quarter.

"We continue to capitalize on Sykes' global expansion model as we develop our business in the offshore markets, meeting the customer support needs of some of the world's leading companies," stated John H. Sykes, Chairman and CEO of Sykes. "In addition to our global expansion, our focused vertical market strategy combined with operational efficiencies within our organization led to a solid quarter, exceeding both our revenue and net income expectations. Our focused efforts resulted in several new client contract wins during the second quarter, most notably, a global 5-year solution for leading consumer brands company Proctor & Gamble."

SECOND QUARTER 2003 FINANCIAL RESULTS
Revenues for the three months ended June 30, 2003 totaled $118.9 million, a 5.4% rise over prior year second quarter revenues of $112.8 million. The increase reflected a rise in the value of the Euro compared to the U.S. dollar and the continued ramp-up of new business in Sykes' offshore markets. Sequentially, second quarter 2003 revenues increased $1.6 million from first quarter revenues of $117.3 million.

On a geographic basis, revenues from the Company's Americas region, including North America, Latin America, India and the Asia Pacific Rim, increased 6.8% to $79.9 million, or 67.2% of total revenues, for the second quarter of 2003. This compared to $74.8 million, or 66.3%, in the prior year. Growth in revenues generated from Sykes' offshore markets, resulting from the continued acceleration in demand for a lower cost solution, was partially offset by the phasing out of two U.S. based OEM technology clients, as previously reported. Revenues from the Company's Europe, Middle East and Africa (EMEA) region increased 2.8% to $39.0 million, or 32.8% of total revenue for the second quarter of 2003 compared to $38.0 million, or 33.7%, for the comparable period in the prior year. The Company's second quarter EMEA revenues experienced a $7.4 million benefit from the stronger Euro compared with the same period of the prior year. Excluding this foreign currency benefit, EMEA revenues would have declined $6.4 million on a year-over-year basis, reflecting the continued softness in customer call volumes resulting from the weak European economy.

For the three months ended June 30, 2003, the Company reported operating income of $3.6 million, or 3.0% of revenues, and net income of $2.6 million, or $0.06 per diluted share compared to second quarter 2002 operating income of $4.6 million and net income of $2.7 million, or $0.07 per diluted share. Results for the second quarter of 2003 represented an increase from a breakeven position in the sequential first quarter of 2003.

The Company's gross profit margin (revenues less direct costs) for the second quarter of 2003 was 35.7% as compared to 37.8% for the comparable period in the prior year. The year-over-year decline was primarily attributable to the continued ramp-up of new business in Sykes' offshore markets, lower call volumes in the U.S. and European markets, and the lower margin European centers the Company closed late in the second quarter pursuant to its fourth quarter 2002 restructuring. Compared with the sequential first quarter, the gross profit margin rose from 34.0% to 35.7%, reflecting efficiencies in the Americas and additional call volumes generated from the offshore operations.

General and administrative ("G&A") expenses for the second quarter of 2003 totaled $38.9 million compared with $38.0 million for the same period in the prior year and $39.9 million in the sequential first quarter of 2003. The first quarter of 2003 included $1.3 million of additional depreciation expense related to the expiration of two client contracts effective March 31, 2003. As a percentage of revenues, total G&A expenses declined 100 basis points to 32.7% for the second quarter of 2003 compared to 33.7% for the comparable period in the prior year primarily due to lower depreciation, wages and benefits costs partially offset by higher insurance costs. Sequentially, second quarter G&A expenses as a percentage of revenues declined 130 basis points primarily due to the additional depreciation expense recorded in the first quarter.

SIX MONTHS ENDED JUNE 30, 2003
For the six months ended June 30, 2003, revenues totaled $236.2 million compared to $229.6 million for the comparable period in the prior year. Income from operations for the six months ended June 30, 2003 totaled $3.6 million, while net income totaled $2.7 million, or $0.07 per diluted share. This compared to income from operations of $9.3 million and net income of $5.9 million, or $0.15 per diluted share for the same period in the prior year. The decline was primarily the result of the breakeven results in the first quarter of 2003, which resulted from the higher costs associated with the ramp-up of new business offshore, insurance costs, the restructuring of certain EMEA facilities, and the additional depreciation expense noted above.

BALANCE SHEET & CASH FLOW HIGHLIGHTS
The Company's balance sheet at June 30, 2003 showed cash and cash equivalents of $75.4 million, shareholders' equity of $190.7 million, and no outstanding debt. The increase in cash and cash equivalents from $62.1 million at March 31, 2003 was primarily due to a higher level of net income in the second quarter and a reduction in receivables balances, partially offset by $8.9 million in capital expenditures primarily made in the Company's offshore markets as well as payments made related to the Company's restructuring initiatives. Approximately $55.0 million of the Company's June 30th cash balance was held in international operations and may be subject to additional taxes if repatriated to the U.S. The Company intends to reinvest this cash into its international operations and has no current plans to repatriate the cash to the U.S.

BUSINESS OUTLOOK

The Company adjusted its full year 2003 revenue outlook in consideration of the stronger Euro, which it has projected at approximately U.S. dollar 1.12 per Euro for the 2003 fiscal year. The business outlook also takes into consideration the expiration of two technology client contracts in the first half of 2003, the increasing trend by clients in certain vertical markets towards an offshore customer support solution, and no further deterioration of the worldwide economy. The marketplace continues to be characterized by extended or delayed sales cycles, industry-wide pricing pressures, and the uncertainty of the worldwide economic and political environment.

For the twelve months ended December 31, 2003, the Company anticipates the following financial results:

- Revenues in the range of $465 million to $475 million

- Net income in the range of $0.15 to $0.20 per diluted share

- Estimated effective tax rate in the range of 34.0% to 36.0%

- Capital expenditures in the range of $25 million to $30 million

For the third quarter of 2003, the Company anticipates the following financial results:

- Revenues in the range of $112 million to $117 million

- Net income in the range of $0.03 to $0.05 per diluted share

The Company's third quarter 2003 business outlook takes into consideration the seasonality that is customary to Sykes' customer support operations, particularly in the technology and communications verticals, which tend to experience lower call volumes during the third quarter. The outlook also reflects the continued ramp-up of new business offshore generated from leading companies in the financial services, communications, and transportation and leisure industries.

CONFERENCE CALL

The Company will conduct a conference call regarding the content of this release tomorrow, July 29, 2003 at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the investors page of Sykes' website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the investors section of Sykes website at www.sykes.com/english/investors.asp under the heading "Investor Newsroom -- Press Releases."

ABOUT SYKES ENTERPRISES, INCORPORATE

Sykes is a global leader in providing customer management solutions and services to Fortune 1000 companies primarily in the technology, consumer, communications, financial services, and the transportation and leisure industries. Sykes specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Utilizing Sykes' integrated onshore/offshore global delivery model, Sykes provides its services through multiple communication channels encompassing phone, e-mail, web, and chat. Sykes complements its customer support outsourcing services with technical staffing and fulfillment services -- delivering solutions that are customized to meet each company's unique customer management needs. Headquartered in Tampa, Florida, Sykes operates 44 customer support centers with operations throughout the United States, Canada, Europe, Latin America, Asia and Africa. For additional information please visit www.sykes.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements," including
Sykes' estimates of future business outlook, prospects or financial results, statements regarding Sykes' objectives, expectations, intentions, beliefs or strategies, or statements containing words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," or similar expressions. It is important to note that Sykes' actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for Sykes' products and services, (ii) variations in the terms and the elements of services offered under Sykes' standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing Sykes' bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company's ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change,
(ix) loss or addition of significant clients, (x) risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in business conditions and the economy, (xiii) Sykes' ability to attract and retain key management personnel, (xiv) Sykes' ability to continue the growth of its support service revenues through additional technical and customer service centers, (xv) Sykes' ability to further penetrate into vertically integrated markets, (xvi) Sykes' ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) Sykes' ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits, (xix) Sykes' ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) Sykes' dependence on trends toward outsourcing, (xxi) risk of emergency interruption of technical and customer support center operations, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients; and (xxiv) other risk factors listed from time to time in Sykes' registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and Sykes undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

FOR ADDITIONAL INFORMATION CONTACT:
W. Michael Kipphut
Sykes Enterprises, Incorporated
(813) 274-1000

                        SYKES ENTERPRISES, INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED JUNE 30, 2003 AND 2002
                  ($'S IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    Three Months Ended
                                                --------------------------
                                                June 30,          June 30,
                                                  2003             2002
                                                ---------        ---------
Revenues                                        $ 118,949        $ 112,829
Direct salaries and related costs                  76,508           70,156
General and administrative                         38,875           38,033
                                                ---------        ---------
Operating income                                    3,566            4,640
Other income (expense)                                301             (369)
                                                ---------        ---------
Income before provision for income taxes            3,867            4,271
Provision for income taxes                          1,314            1,547
                                                ---------        ---------
Net income                                      $   2,553        $   2,724
                                                =========        =========
  Net income per basic share                    $    0.06        $    0.07
  Shares outstanding - basic                       40,350           40,432

  Net income per diluted share                  $    0.06        $    0.07
  Shares outstanding - diluted                     40,424           40,772

Other Items:
Depreciation and amortization                   $   7,384        $   8,270
Capital expenditures                            $   8,913        $   4,084

                         Sykes Enterprises, Incorporated
                   Condensed Consolidated Statements of Income
           Six Months Ended June 30, 2003 and 2002 ($'s in thousands, except per share amounts)
                                   (Unaudited)


                                                     Six Months Ended
                                                --------------------------
                                                 June 30,        June 30,
                                                   2003             2002
                                                ---------        ---------

Revenues                                        $ 236,235        $ 229,572
Direct salaries and related costs                 153,864          142,878
General and administrative                         78,782           77,408
                                                ---------        ---------
Income from operations                              3,589            9,286
Other income (expense)                                563             (281)
                                                ---------        ---------
Income before provision for income taxes            4,152            9,005
Provision for income taxes                          1,411            3,062
                                                ---------        ---------
Net income                                      $   2,741        $   5,943
                                                =========        =========
   Net income per basic share                   $    0.07        $    0.15
   Shares outstanding - basic                      40,365           40,389

   Net income per diluted share                 $    0.07        $    0.15
   Shares outstanding - diluted                    40,397           40,670

Other Items:
Depreciation and amortization                   $  16,246        $  16,235
Capital expenditures                            $  12,445        $   9,111

                         Sykes Enterprises, Incorporated
                      Condensed Consolidated Balance Sheets
                               ($'s in thousands)


                                                June 30,        Dec. 31,
                                                  2003            2002
                                                --------        --------
                                              (unaudited)
Assets
Current assets                                  $171,144        $163,507
Property and equipment, net                      106,451         109,618
Other noncurrent assets                           23,050          22,419
                                                --------        --------
Total assets                                    $300,645        $295,544
                                                ========        ========
Liabilities & shareholders' equity
Current liabilities                             $ 58,823        $ 62,392
Noncurrent liabilities                            51,154          50,807
Shareholders' equity                             190,668         182,345
                                                --------        --------
Total liabilities & shareholders' equity        $300,645        $295,544
                                                ========        ========


                        Sykes Enterprises, Incorporated
                               Supplementary Data
                                  (Unaudited)


                                          Q2 2003       Q2  2002      FY  2002
                                        ------------  ------------  ------------
Geographic Mix (% of Total Revenue):
   Americas (1)                             67.2%         66.3%         66.1%
   Europe, Middle East &
   Africa (EMEA)                            32.8%         33.7%         33.9%
   Total                                   100.0%        100.0%        100.0%

----------------
(1)  Includes the United States, Canada, Costa Rica, India and the Asia Pacific
     (APAC) region. India and APAC are included within the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based companies.



                                   Q2  2003    Q2  2002    FY  2002
                                  ----------  ----------  ----------
Vertical Industry Mix (% of
Total Revenue):
    Communications                     43%         42%         40%
    Technology                         35%         42%         43%
    Financial Services                  6%          3%          3%
    Other                              16%         13%         14%
    Total                             100%        100%        100%